UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: March 31, 2005

Date of earliest event reported: March 28, 2005

FULTON FINANCIAL CORPORATION

(Exact Name of Registrant as specified in its charter)

Pennsylvania	0-10587	23-2195389
(State or other jurisdiction of incorporation)	Commission File No.	(IRS Employer Identification Number)

One Penn Square, P.O. Box 4887, Lancaster, PA	17604
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (717) 291-2411

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On March 28, 2005, Fulton Financial Corporation (“Fulton”) entered into the following agreements relating to the issuance by Fulton of $100 million aggregate principal amount of 5.35% subordinated notes due April 1, 2015, Series A (the “Notes”): an Indenture between Fulton and Wilmington Trust Company, as trustee (the “Indenture”) and a Registration Rights Agreement between Fulton and Sandler O’Neill & Partners, L.P., as representative of the “Initial Purchasers” named in the Registration Rights Agreement (the “Registration Rights Agreement”).

The Indenture. The Notes were sold on March 28, 2005 in a private transaction exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”), have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. However, as described below under “Registration Rights Agreement”, Fulton has agreed to conduct an exchange offer pursuant to which the Series A notes may be exchanged for certain 5.35% Subordinated Notes due April 1, 2015, Series B, which will be registered under the Securities Act of 1933.

The Notes bear interest at a rate of 5.35% per annum and interest will be payable semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 2005. The Notes mature on April 1, 2015. The Notes are subordinated obligations of Fulton and are subordinate in right of payment to all of the existing and future senior indebtedness of Fulton.

The terms of the Notes are governed by the Indenture. The Indenture provides that certain bankruptcy and insolvency events with respect to Fulton are “Events of Default”. In addition, the Indenture separately provides for “Defaults”, which include non-payment of principal of or interest due on the Notes and breach of any other covenant, warranty, or agreement made by Fulton in the indenture after notice to Fulton of such breach and an opportunity to cure. If any event, act or condition is, or with the giving of notice or lapse of time or both, would be, a Default or an Event of Default, and Fulton has not taken reasonable steps to cure, the Indenture limits Fulton’s ability, among other things, to make certain payments on existing indebtedness, pay cash dividends on or purchase Fulton’s equity interests, merge or consolidate with another company, transfer or sell all or substantially all of Fulton’s assets, and enter into transactions with affiliates. An Event of Default under the Indenture will automatically cause the acceleration of, the amounts due under the Notes. There will be no such right of acceleration upon the occurrence of a Default.

The foregoing description of the Indenture does not purport to be complete, and is qualified in its entirety by reference to the full text of the Indenture, a copy of which is filed as Exhibit 4.1 to this current Report on Form 8-K and is incorporated herein by reference.

Registration Rights Agreement. Under the Registration Rights Agreement, Fulton agreed, among other things, to (i) file an exchange offer registration statement with the Securities and Exchange Commission (“SEC”) with respect to the Notes within 90 days after March 28, 2005, (ii) cause such exchange offer registration statement to be declared effective by the SEC within 150 days after March 28, 2005, and (iii) use its best efforts to keep the exchange offer registration statement effective for a period of not less than 20 business days after the date notice of the effectiveness of such registration statement is mailed to the holders of the Notes. Under certain circumstances, Fulton has agreed to file a shelf registration statement with the SEC with respect to the resale of the Notes. If Fulton does not comply with these obligations, subject to limitations set forth in the Registration Rights Agreement, Fulton will be required to pay liquidated damages in an amount equal to 0.25% per annum of the principal amount of Notes then outstanding for the first 90 days following default and an additional 0.25% per annum for each subsequent 90-day period until all registration defaults have been cured, subject to a maximum of .50% per annum.

The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is filed as Exhibit 4.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligations

The disclosure under Item 1.01 of this Current Report on Form 8-K relating to the Indenture is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

4.1	Indenture, dated March 28, 2005

4.2	Registration Rights Agreement, dated March 28, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FULTON FINANCIAL CORPORATION

By:	/s/ Charles J. Nugent
Charles J. Nugent
Senior Executive Vice President and Chief
Financial Officer

Date: March 31, 2005